NVIDIA Corporation

Certificate of Stock Option Grant

Amended and Restated 2007 Equity Incentive Plan

Summary of Grant Award:

Granted to:
Grant Number:
Social Security Number/Global ID:
Grant Date(mm/dd/yyyy):
Expiration Date(mm/dd/yyyy):

Shares Granted:
Grant Price:
Grant Type:

Vesting Schedule:

Number of Shares Vesting on Date

NVIDIA CORPORATION

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION

TERMS and CONDITIONS of STOCK OPTION

This document sets forth the terms of an Option (the “Option”) granted by NVIDIA Corporation, a Delaware corporation (the “Company”), pursuant to its Amended and Restated 2007 Equity Incentive Plan (the “Plan”). The Option is evidenced by a Certificate of Stock Option Grant (“Certificate”) displayed on the website of Charles Schwab & Co., Inc. or such other third party stock administration provider used by the Company from time to time (the “Website”). The Certificate is hereby incorporated herein by reference, including without limitation the information in the Certificate that specifies the person to whom the Option is granted (“you” or “Grantee”), the specific details of the Option, and your automatic electronic acceptance of the Certificate at the Website.  Defined terms not explicitly defined in this Terms and Conditions of Stock Option but defined in the Plan will have the same definitions as in the Plan.

The details of your Option are as follows:

1.The total number of shares of Common Stock subject to this Option is set forth in the Certificate. This Option is intended to qualify and will be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the greatest extent permitted by applicable law, and any portion not qualifying as an incentive stock option will be treated as a non-statutory stock option.

2.The exercise price of this Option is set forth on the Certificate and is equal to the Fair Market Value of the Common Stock on the date of grant of this Option.

3.Subject to the limitations contained herein this Option will vest and be exercisable as follows:

a.The Option will vest and become exercisable with respect to each installment set forth in the Certificate as of the date of vesting applicable to such installment as set forth in the Certificate; provided, however, that if the Grantee's full-time schedule is reduced to a part-time schedule, then, to the extent permitted by local law, the Company reserves the right to unilaterally modify the rate at which this Option will vest, so that the rate of vesting is commensurate with the reduced work schedule, in accordance with the Company's then-applicable policy on part-time employee vesting, with such modification made in the sole discretion of the Company.

b.If your Continuous Service terminates at any time as a result of your death, this Option will become immediately fully vested and exercisable.

c.Except as otherwise expressly provided in the Plan (including Section 5(h) of the Plan), if your Continuous Service terminates for any reason or for no reason, this Option will be exercisable only to the extent vested on such termination date, and will terminate to the extent not exercised on the earlier of the Expiration Date (as defined below), the date that is ninety (90) days following the date of termination, or, in the case of a termination for Cause, on the date of your termination for Cause.  However, if your termination of Continuous Service is due to your Disability, this Option will terminate to the extent not exercised on the earlier of the Expiration Date or the date that is twelve (12) months following the date of termination.  However, if such termination of Continuous Service is due to your death, or if you die within the period in which this Option would otherwise be exercisable following your termination date, this Option will terminate to the extent not exercised on the earlier of the Expiration Date or the date that is eighteen (18) months following the date of your death.

d.To the extent that this Option is otherwise intended to be treated as an incentive stock option, note that to obtain the federal income tax advantages associated with an incentive stock option, the Code requires that at all times beginning on the date of grant of your Option and ending on the date that is three (3) months before the date of your Option's exercise, you must be an employee of the Company or an affiliate, except in the event of your death or Disability. To the extent that the Company has provided for extended exercisability of your Option under certain circumstances for your benefit, the Company cannot guarantee that your Option will necessarily be treated as an incentive stock option if you continue to provide services to the Company or an affiliate after your employment terminates or if you otherwise exercise your Option more than three (3) months after the date your employment with the Company or an affiliate terminates.

4.a.    You may exercise this Option, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the Plan. You may exercise this Option only for whole shares.

b.You may elect to pay the exercise price under one of the following alternatives:

(i)Payment in cash or check at the time of exercise;

(ii)Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock subject to this Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions issued by you to pay the aggregate exercise price to the Company from the sales proceeds; or

(iii)Payment by a combination of the methods of payment specified in subparagraphs (i) and (ii) above.

c.By accepting this Option, you agree that the Company may require you to enter an arrangement providing for the cash payment by you to the Company of any tax-withholding obligation of the Company relating to this Option, including any such obligation arising by reason of the vesting or exercise of this Option. Notwithstanding anything to the contrary contained herein, you may not exercise this Option unless the shares issuable upon exercise of this Option are then registered under the Securities Act of 1933, or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

d.By accepting this Option, you agree that you will notify the Company in writing with fifteen (15) days after the date of any disposition of any of the shares issued upon exercise of your Option that occurs within two (2) years after the Grant Date or within one (1) year after such shares are transferred upon exercise of your Option.

5.This Option is not transferable except (i) by will or by the laws of descent and distribution, or (ii) subject to the approval of the Board or a duly authorized officer, pursuant to a domestic relations order or official marital settlement agreement.  In addition, subject to the approval of the Board or a duly authorized officer, you may deliver written notice to the Company, in a form satisfactory to the Company, pursuant to which you designate a third party who, in the event of your death, will have the right to exercise the Option on the terms set forth in this document.  During your life, this Option is exercisable only by you or a transferee satisfying the conditions of this Section 5.  The terms of this Option will be binding upon the transferees, executors, administrators, heirs, successors, and assigns of the Grantee.  The right of a transferee to exercise the transferred portion of this Option will terminate in accordance with your right of exercise under Section 3 of this Option. Note that if this Option is transferred pursuant to a domestic relations order or official marital settlement agreement, the Option may cease to qualify as an “incentive stock option” and may be deemed a non-statutory stock option as a result of any such transfer.

6.The term of this Option (“Expiration Date”) is ten (10) years measured from the date of grant, subject, however, to earlier termination upon your termination of Continuous Service, as set forth herein and in the Plan.

7.Except as otherwise provided in the Plan, any notices provided for in this Option or the Plan will be given in writing and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address most recently on file with the Company.

8.Nothing herein confers upon you any right to continue to serve the Company or an Affiliate in any capacity or interferes with the right of the Company or an Affiliate to terminate your service with or without cause, including, but not limited to, Cause, and with or without notice.

9.This Option is subject to all the provisions of the Plan, a copy of which is available at the Website, and its provisions are hereby made a part of this Option, including without limitation the provisions of Section 5 of the Plan, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Option and those of the Plan, the provisions of the Plan will control.  This Terms and Conditions of Stock Option sets forth the entire understanding between you and the Company regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of options previously granted and delivered to you under the Plan (including the Prior Plans).

IN WITNESS WHEREOF, the parties hereunto set their hands as of the date the Certificate is accepted on the Website.

NVIDIA CORPORATION

Jen-Hsun Huang
President and Chief Executive Officer

GRANTEE

(Acceptance designated electronically at the Website.)